Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On April 1, 2025, Atlantic Union Bankshares Corporation (“Atlantic Union”) completed its previously announced merger (the “merger”) with Sandy Spring Bancorp, Inc. (“Sandy Spring”), pursuant to the Agreement and Plan of Merger, dated as of October 21, 2024, by and between Atlantic Union and Sandy Spring. At the effective time of the merger, Sandy Spring merged with and into Atlantic Union, with Atlantic Union continuing as the surviving corporation. Immediately following the merger, Sandy Spring Bank, Sandy Spring’s wholly owned subsidiary bank, merged with and into Atlantic Union’s wholly owned subsidiary bank, Atlantic Union Bank, with Atlantic Union Bank continuing as the surviving bank.

Atlantic Union is providing the following unaudited pro forma condensed combined financial information to aid shareholders in their analysis of the financial aspects of (i) the merger and (ii) the forward sale agreement by and between Atlantic Union and Morgan Stanley & Co. LLC (the “forward purchaser”), dated as of October 21, 2024, and the additional forward sale agreement by and between Atlantic Union and the forward purchaser, dated as of October 21, 2024 (together, the “forward sale agreement”). The following unaudited pro forma condensed combined financial information also gives effect to Atlantic Union’s completed acquisition of American National Bankshares Inc. (“American National”, and the acquisition, the “American National acquisition”). The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined balance sheet as of December 31, 2024 combines the audited consolidated balance sheet of Atlantic Union as of December 31, 2024 with the audited consolidated balance sheet of Sandy Spring as of December 31, 2024, giving effect to the merger and the forward sale agreement as if the merger had been consummated and the forward sale agreement had been fully physically settled on December 31, 2024.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2024, combines the audited consolidated statement of income of Atlantic Union for the year ended December 31, 2024, with the unaudited consolidated statement of income of American National for three months ended March 31, 2024, as well as the audited consolidated statement of income of Sandy Spring for the year ended December 31, 2024, giving effect to the American National acquisition, the merger and the forward sale agreement as if the American National acquisition and the merger had been consummated and the forward sale agreement had been fully physically settled on January 1, 2024.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes:

●	The historical audited consolidated financial statements of Atlantic Union as of and for the year ended December 31, 2024 (included in Atlantic Union’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024);
●	The historical audited consolidated financial statements of Sandy Spring as of and for the year ended December 31, 2024 (filed as Exhibit 99.1 to this Current Report on Form 8-K/A); and
●	The historical unaudited consolidated financial statements of American National as of and for the three months ended March 31, 2024 (included as Exhibit 99.5 in Atlantic Union’s Current Report on Form 8-K dated October 21, 2024).

The unaudited pro forma condensed combined financial information should also be read together with other financial information included elsewhere, including the unaudited pro forma condensed combined financial statements of Atlantic Union and American National as of and for the year ended December 31, 2024, attached as Exhibit 99.2 to Atlantic Union’s Amended Current Report on Form 8-K/A dated April 18, 2024.

The foregoing historical financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments reflect transaction accounting adjustments related to the American National acquisition, the merger and the forward sale agreement, all of which are discussed in further detail below. Amounts presented reflect the accounting for the acquisitions of American National and Sandy Spring by Atlantic Union. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not purport to represent the surviving corporation’s consolidated results of operations or consolidated financial position that would actually have occurred had the American National acquisition and the merger been consummated and the forward sale agreement been fully physically settled on the dates assumed or to project the surviving corporation’s consolidated results of operations or consolidated financial position for any future date or period.

The unaudited pro forma condensed combined financial information appearing below is based on available preliminary information and certain assumptions that are believed to be reasonable as of the date and also does not consider any potential effects of changes in market conditions, certain asset dispositions (including the proposed sale of approximately $2 billion of commercial real estate loans after the completion of the merger), cost savings, or revenue synergies, among other factors, and, accordingly, does not attempt to predict or suggest future results. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded as of the April 1, 2025 effective date of the merger.

The American National Acquisition

On April 1, 2024, Atlantic Union completed its previously announced merger with American National, pursuant to the Agreement and Plan of Merger, dated as of July 24, 2023, by and between Atlantic Union and American National. At the effective time of the merger, American National merged with and into Atlantic Union, with Atlantic Union continuing as the surviving corporation. Immediately following the merger, American National Bank and Trust Company, American National’s wholly owned subsidiary bank, merged with and into Atlantic Union Bank, with Atlantic Union Bank continuing as the surviving bank. American National’s results of operations have been included in Atlantic Union’s consolidated results since the date of the American National acquisition.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting for business combinations under U.S. GAAP, with Atlantic Union as the acquirer for accounting purposes. Certain reclassifications have been made to the historical financial statements of American National to conform to the presentation in Atlantic Union’s financial statements. The unaudited pro forma condensed combined balance sheet as of December 31, 2024, does not reflect transaction accounting adjustments related to the American National acquisition as the American National acquisition is already reflected in the historical balance sheet of Atlantic Union as of December 31, 2024. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2024, are presented as if the American National acquisition occurred on January 1, 2024, each of which does not necessarily indicate the results of operations if the businesses had been combined for the historical period, or the results of operations in future periods.

Forward Sale Agreement

In connection with the forward sale agreement, the forward purchaser borrowed from third parties an aggregate of 11,338,028 shares of Atlantic Union’s common stock, par value $1.33 per share (“Atlantic Union common stock”). Such borrowed shares of Atlantic Union common stock were delivered by the forward seller for sale to the underwriters in a registered public offering of Atlantic Union common stock. Atlantic Union did not initially receive any proceeds from the sale of the shares of Atlantic Union common stock sold by the forward seller to the underwriters. Atlantic Union physically settled in full the forward sale agreement on April 1, 2025 by delivering 11,338,028 shares of Atlantic Union common stock. Atlantic Union received net proceeds from such sale of shares of Atlantic Union common stock and full physical settlement of the forward sale agreement, before expenses, of approximately $385.0 million.

Basis of Pro Forma Presentation

The historical financial data of Atlantic Union, American National and Sandy Spring has been adjusted to give pro forma effect to the transaction accounting required for the American National acquisition, the merger and the forward sale agreement. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary to evaluate the financial overview of the surviving corporation upon closing of the merger and full physical settlement of the forward sale agreement at the actual net proceeds, before expenses, of approximately $385.0 million.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the surviving corporation’s balance sheet or statement of income would have been had the American National acquisition been completed, the merger been completed and the forward sale agreement been fully physically settled at the actual proceeds, net of expenses, of approximately $385.0 million as of the dates indicated, nor do they purport to project the future financial position or operating results of the surviving corporation. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved because of the merger. American National and Atlantic Union did not have any historical material relationship before the American National acquisition. Sandy Spring and Atlantic Union have not had any historical material relationship before the merger. Accordingly, no pro forma adjustments were required to eliminate activities among the companies.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2024

(Dollars in thousands, except share and per share data)

	As of December 31, 2024
			Transaction
	Atlantic Union	Sandy Spring	Accounting		Combined
(Dollars in thousands)	(Historical)	(As Reclassified)(1)	Adjustments	Note	Pro Forma
Assets
Cash and cash equivalents	$354,074	$518,963	$246,555	(2), (3)	$1,119,592
Securities available for sale, at fair value	2,442,166	1,140,783	—		3,582,949
Securities held to maturity, at carrying value	803,851	215,747	(41,583)	(4)	978,015
Other investments, at cost	102,954	61,714	—		164,668
Loans held for sale	9,420	23,472	—		32,892
Loans held for investment, net of deferred fees and costs	18,470,621	11,537,966	(742,873)	(5)	29,265,714
Less: allowance for loan losses	178,644	134,401	38,669	(6)	351,714
Total loans held for investment, net	18,291,977	11,403,565	(781,542)		28,914,000
Premises and equipment, net	112,704	55,998	9,000	(7)	177,702
Goodwill	1,214,053	309,045	87,514	(8)	1,610,612
Amortizable intangibles, net	84,563	30,748	247,418	(9)	362,729
Bank owned life insurance	493,396	167,343	—		660,739
Other assets	676,165	200,102	122,120	(10)	998,387
Total assets	$24,585,323	$14,127,480	$(110,518)		$38,602,285
Liabilities
Noninterest-bearing demand deposits	$4,277,048	$2,804,930	—		$7,081,978
Interest-bearing deposits	16,120,571	8,940,735	5,000	(11)	25,066,306
Total deposits	20,397,619	11,745,665	5,000		32,148,284
Other short-term borrowings	116,275	318,911	—		435,186
Long-term borrowings	418,303	371,400	(10,000)	(12)	779,703
Other liabilities	510,247	133,493	—		643,740
Total liabilities	21,442,444	12,569,469	(5,000)		34,006,913
Stockholders' Equity
Preferred stock	173	—	—		173
Common stock	118,519	45,140	24,861	(2), (13), (14)	188,520
Additional paid-in capital	2,280,547	748,905	851,955	(2), (13), (14)	3,881,407
Retained earnings	1,103,326	856,613	(1,074,981)	(3), (6), (13)	884,958
Accumulated other comprehensive loss	(359,686)	(92,647)	92,647	(13)	(359,686)
Total stockholders' equity	3,142,879	1,558,011	(105,518)		4,595,372
Total liabilities and stockholders' equity	$24,585,323	$14,127,480	$(110,518)		$38,602,285

Please refer to the notes to the unaudited pro forma condensed combined financial data.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2024

(Dollars in thousands, except share and per share data)

	For the Year Ended December 31, 2024
			American National					Sandy Spring
		American	Transaction		Combined			Transaction
(Dollars in thousands, except per	Atlantic Union	National	Accounting		Pro Forma	Sandy Spring		Accounting		Combined
share amounts)	(Historical)	(Historical)	Adjustments	Note	Subtotal	(As reclassified)(15)	Note	Adjustments	Note	Proforma
Interest and dividend income
Interest and fees on loans	$1,093,004	$28,339	$15,007	(16)	$1,136,350	$609,571		$185,718	(22)	$1,931,639
Interest and dividends on securities:
Taxable	91,191	2,615	4,844	(17)	98,650	29,140		43,766	(23)	171,556
Nontaxable	32,589	24	17	(17)	32,630	7,082		10,637	(23)	50,349
Other interest income	10,751	625	—		11,376	26,479		—		37,855
Total interest and dividend income	1,227,535	31,603	19,868		1,279,006	672,272		240,121		2,191,399
Interest expense
Interest on deposits	483,894	10,871	—		494,765	303,173		(5,000)	(24)	792,938
Interest on borrowings	45,102	1,641	116	(18)	46,859	41,973		1,818	(25)	90,650
Total interest expense	528,996	12,512	116		541,624	345,146		(3,182)		883,588
Net interest income	698,539	19,091	19,752		737,382	327,126		243,303		1,307,811
Provision for credit losses	50,089	400	—		50,489	14,192		103,842	(26)	168,523
Net interest income after provision for credit losses	648,450	18,691	19,752		686,893	312,934		139,461		1,139,288
Noninterest income
Service charges on deposit accounts	37,279	518	—		37,797	11,763		—		49,560
Loss on sale of securities	(6,493)	—	—		(6,493)	—		—		(6,493)
Other operating income	88,092	3,755	(1,068)	(19), (21)	90,779	67,552		—		158,331
Total noninterest income	118,878	4,273	(1,068)		122,083	79,315		—		201,398
Noninterest expenses
Salaries and benefits	271,164	8,527	—		279,691	159,858		—		439,549
Occupancy expenses	30,232	1,555	—		31,787	19,005		—		50,792
Technology and data processing	37,520	1,461	—		38,981	12,642		—		51,623
Amortization of intangible assets	19,307	215	4,031	(20)	23,553	9,126		38,005	(27)	70,684
Merger-related costs	40,018	165	—		40,183	4,164		138,408	(28)	182,755
Goodwill impairment loss	—	—	—		—	54,391	(29)	—		54,391
Other expenses	109,293	3,488	(411)	(21)	112,370	84,102		—		196,472
Total noninterest expenses	507,534	15,411	3,620		526,565	343,288		176,413		1,046,266
Income before income taxes	259,794	7,553	15,064		282,411	48,961		(36,952)		294,420
Income tax expense	50,663	1,509	3,465	(30)	55,637	29,026		(8,499)	(30)	76,164
Net income	209,131	6,044	11,599		226,774	19,935		(28,453)		218,256
Dividends on preferred stock	11,868	—	—		11,868	—		—		11,868
Net income available to common shareholders	$197,263	$6,044	$11,599		$214,906	$19,935		$(28,453)		$206,388
Basic earnings per common share	$2.29					$0.44				$1.50
Diluted earnings per common share	$2.24					$0.44				$1.47
Basic weighted average number of common shares outstanding	86,149,978	—	—		86,149,978	45,068,269		6,831,228	(31)	138,049,475
Diluted weighted average number of common shares outstanding	87,909,237	—	—		87,909,237	45,227,487		6,815,328	(31)	139,952,052

Please refer to the notes to the unaudited pro forma condensed combined financial data.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation

The pro forma adjustments have been prepared, in the case of the unaudited pro forma condensed combined balance sheet as of December 31, 2024, as if the merger had been consummated and the forward sale agreement had been fully physically settled on December 31, 2024, in the case of the unaudited pro forma condensed combined statement of income for the year ended December 31, 2024, as if the American National acquisition had been consummated, the merger had been consummated and the forward sale agreement had been fully physically settled on January 1, 2024.

The merger, which closed on April 1, 2025 (the “Effective Date”), provides that Sandy Spring stockholders will receive 0.900 shares of Atlantic Union common stock (the “Exchange Ratio), valuing the transaction at approximately $1.3 billion, based on the closing share price of Atlantic Union common stock on the New York Stock Exchange (“NYSE”) on March 31, 2025.

The unaudited pro forma condensed combined financial information has been prepared assuming the purchase method of accounting in accordance with U.S. GAAP. Under this method, Sandy Spring’s assets and liabilities as of the Effective Date and American National’s assets and liabilities as of April 1, 2024 will be recorded at their respective fair values and added to those of Atlantic Union. Any difference between the purchase price for Sandy Spring and the fair value of the identifiable net assets acquired (including intangibles) will be recorded as goodwill. Similarly, the excess of the merger consideration over the fair value of American National’s net assets will be allocated to goodwill. The goodwill resulting from the acquisition will not be amortized to expense, but instead will be reviewed for impairment at least annually. The pro formas are based on preliminary accounting conclusions and are subject to potential revisions with further analysis.

The pro forma adjustments represent management’s estimates based on information available and are subject to change as additional information becomes available and additional analyses are performed. Atlantic Union management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the closing of the merger will be expensed as incurred under ASC 805 and are assumed to be cash settled.

Atlantic Union has performed a preliminary review of Sandy Spring’s and Atlantic Union’s accounting policies, and no material impacts are expected to be required as a result of the review performed.

Note 2 — Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined balance sheet. All adjustments are preliminary and are based on current valuations, estimates, and assumptions, which are subject to change. Atlantic Union has engaged an independent third-party valuation firm to determine the fair value of the assets acquired and liabilities assumed, which could significantly change the amount of the estimated fair values used in the pro forma financial information presented.

(1)	Reclassifications to align the Sandy Spring financial presentation to Atlantic Union’s line item descriptions.
(2)	Represents the issuance of 11,338,028 shares of Atlantic Union common stock and the receipt of $385.0 million from the forward purchaser based on full physical settlement of the forward sale agreement, in accordance with the terms of the forward sale agreement, at a forward price of $33.95 per share. The forward sale agreement has been fully physically settled at a forward price of approximately $33.95 per share for net proceeds, before expenses, of approximately $385.0 million.
(3)	Reflects pre-tax nonrecurring transaction costs of $138.4 million (net of tax $108.7 million) expected to be incurred as a result of the merger and cash settled.
(4)	Adjustment to Sandy Spring’s held-to-maturity investment securities to reflect the estimated fair value based on estimates of expected cash flows and current interest rates of $41.6 million.

(5)	Adjustments to Sandy Spring’s outstanding loans held for investment, net of deferred fees and costs, reflect estimated fair value adjustments consisting of (i) adjustments for credit deterioration in the acquired loan portfolio, including adjustments on acquired loans that have not experienced more-than-insignificant deterioration in credit quality since origination, or non-PCD loans, and adjustments on acquired loans that have experienced more-than-insignificant deterioration in credit quality since origination, or PCD loans, (ii) an interest rate mark based on current market interest rates and spreads including the consideration of liquidity concerns, and (iii) a gross up of PCD loans, each as reflected in the following table:

(Dollars in thousands)	December 31, 2024
Credit mark - acquired non-PCD loans	$(103,842)
Credit mark - acquired PCD loans	(69,228)
Interest rate mark - acquired loans	(639,031)
Net fair value adjustments	(812,101)
Gross up of PCD loans	69,228
Cumulative pro forma adjustments to loans held for investment, net of deferred fees and costs	$(742,873)

(6)	Adjustments to Sandy Spring’s allowance for credit losses, or ACL, that consist of (i) an adjustment to reverse its existing ACL, as loans acquired in a business combination are recorded at fair value and the recorded ACL of the acquired company is not carried over, (ii) the credit mark on acquired PCD loans, which under the CECL framework, is reflected as a gross up to both loans and ACL and is subject to change at closing of the merger, and (iii) an additional allowance for non-PCD loans under CECL of $103.8 million with a deferred tax adjustment of $23.9 million, resulting in a net impact to retained earnings of $80.0 million, which will be recognized through the income statement of the combined company following the closing of the merger, each as reflected in the following table:

(Dollars in thousands)	December 31, 2024
Reversal of Crescent's existing ACL	$(134,401)
Estimate of lifetime credit losses for PCD loans	69,228
CECL ACL for non-PCD loans	103,842
Cumulative pro forma adjustment to allowance for credit losses	$38,669

(7)	Adjustment to Sandy Spring’s premises and equipment to reflect the estimated fair value.
(8)	An adjustment to eliminate Sandy Spring’s legacy goodwill of $309.0 million, and to record estimated goodwill of $440.2 million related to the merger, based on the preliminary pro forma allocation of purchase price as shown in Note 4 below.
(9)	Adjustment to record an estimated core deposit intangible asset of $212.7 million and a customer relationship intangible asset of $65.5 million and to eliminate Sandy Spring’s previously reported other amortizable intangible assets of $30.7 million. The core deposit intangible asset and customer relationship intangible asset is expected to be amortized over 120 and 156 months, respectively, using the sum-of-years digits method and straight-line method, respectively. The estimate of the core deposit intangible asset represents a 2.75% premium on Sandy Spring’s core deposits based on current market data for similar transactions.
(10)	Adjustment to record deferred federal income taxes to reflect the effects of the acquisition accounting adjustments based on Atlantic Union’s federal income statutory tax rate of 23%.
(11)	Adjustment to reflect the estimated fair value of Sandy Spring’s time deposits based on current market interest rates for similar instruments.
(12)	Adjustment to reflect the estimated fair value of Sandy Spring’s subordinated debt at current market rates and spreads for similar instruments.
(13)	Adjustment to eliminate Sandy Spring’s stockholders’ equity and record the issuance of shares of Atlantic Union common stock on the conversion of all of the outstanding shares of Sandy Spring’s common stock into shares of Atlantic Union common stock based on the Exchange Ratio.

(14)	Adjustment to record the equity to be issued as merger consideration. The adjustment to additional paid-in capital represents the amount of equity consideration above the $1.33 par value of Atlantic Union common stock issuable in the merger.

Note 3 — Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined statements of income. All adjustments are preliminary and are based on current valuations, estimates, and assumptions, which are subject to change.

(15)	Reclassifications to align Sandy Spring financial presentation to Atlantic Union’s line item descriptions.
(16)	Adjustment represents the estimated net discount accretion on acquired American National loans. Discount expected to be accreted over four years using the sum-of-years digits method.
(17)	Adjustment represents the estimated net discount accretion on American National’s available for sale securities mark-to-market discount. Discount on such available for sale securities is expected to be accreted over six years using the sum-of-years digits method.
(18)	Adjustment represents the estimated net discount amortization on American National’s trust preferred capital notes assumed in the American National acquisition. Discount on such trust preferred capital notes is expected to be accreted over 12 years using the straight-line method.
(19)	Adjustment represents the estimated loss of pre-tax income resulting from application of the Durbin amendment to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 following the American National acquisition.
(20)	Adjustment represents amortization of core deposit intangible asset and customer relationship intangible asset premiums, which is expected to be amortized over 120 and 156 months, respectively, using the sum-of-years digits method. Also includes elimination of amortization previously recorded by American National in connection with previous acquisitions.
(21)	Adjustment for the reclassification of American National’s interchange network fees recorded in other expenses to noninterest income, to align with the presentation of Atlantic Union’s income statements.
(22)	Adjustment represents the estimated net discount accretion on acquired Sandy Spring loans. Discount expected to be accreted over seven years using the sum-of-years digits method. See Note 5 below.
(23)	Adjustment represents the estimated net discount accretion on Sandy Spring’s available for sale securities mark-to-market discount. Discount on such available for sale securities is expected to be accreted over five years using the sum-of-years digits method. Adjustment also represents net interest income associated with the receipt of $385.0 million from the forward purchaser and the cash impact of non-recurring transaction costs. See Note 5 below.
(24)	Adjustment represents the estimated net discount amortization on Sandy Spring’s time deposits. Discount on such time deposits is expected to be amortized over one year using the straight-line method. See Note 5 below.
(25)	Adjustment represents the estimated net discount amortization on Sandy Spring’s subordinated debt to be assumed in the merger. Discount on such subordinated debt is expected to be accreted over five and a half years using the straight-line method. See Note 5 below.

(26)	Reflects the recognition of nonrecurring expenses related to the provision for credit losses for non-PCD loans to establish reserve.
(27)	Adjustment represents amortization of core deposit intangible asset and customer relationship intangible asset premiums, which is expected to be amortized over 120 and 156 months, respectively, using the sum-of-years digits and straight-line method, respectively. Also includes elimination of amortization previously recorded by Sandy Spring in connection with previous acquisitions. See Note 5 below.
(28)	Reflects the recognition of nonrecurring expenses related to estimated transaction costs related to the merger in the amount of $138.4 million.
(29)	Sandy Spring incurred a goodwill impairment loss during 2024. This loss is unusual and infrequent and is not expected to be incurred in the combined results.
(30)	Adjustment to federal income tax expense to record the federal income tax effects of pro forma adjustments related to the merger and the American National acquisition using a federal corporate income tax rate of 23%.
(31)	Adjustments to weighted average basic and diluted shares of Atlantic Union common stock outstanding to eliminate weighted average basic and diluted shares of Sandy Spring common stock outstanding and to record shares of Atlantic Union common stock to be issued in the merger, calculated using the Exchange Ratio, and shares to be issued in accordance with the terms of the forward sale agreement.

Note 4 — Preliminary Pro Forma Allocation of Purchase Price

The preliminary pro forma allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded as of the Effective Date. Adjustments may include, but not be limited to, changes in (a) Sandy Spring’s balance sheet and operating results through the Effective Date; (b) total merger-related costs if consummation and/or implementation costs vary from currently estimated amounts; and (c) the underlying values of assets and liabilities if market and credit conditions differ from current assumptions.

The pro forma adjustments include the estimated purchase accounting entries to record the merger transaction. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma condensed combined financial information are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.

The following table shows the preliminary pro forma allocation of the estimated consideration to be paid in the merger for Sandy Spring common stock, based on the closing share price of Atlantic Union common stock of $31.14 on the NYSE on March 31, 2025, the last trading day before the Effective Date, to the acquired identifiable assets and liabilities assumed and the pro forma goodwill generated from the merger:

(Dollars in thousands)
Purchase Price:
Fair value of shares of common stock issued		$1,285,898
Total pro forma purchase price		$1,285,898
Fair value of assets acquired:
Cash and cash equivalents	$518,963
Securities	$1,376,661
Loans held for sale	$23,472
Net loans held for investment	$10,701,983
Premises and equipment	$64,998
Amortizable intangibles	$278,166
Other assets	$489,565
Total assets	$13,453,808
Fair value of liabilities assumed:
Deposits	$11,750,665
Short-term borrowings	$318,911
Long-term borrowings	$361,400
Other liabilites	$133,493
Total liabilities	$12,564,469
Net assets acquired		$889,339
Preliminary pro forma goodwill		$396,559

Note 5 — Estimated Amortization/Accretion of Acquisition Accounting Adjustments

The following table sets forth an estimate of the expected effects of the estimated aggregate acquisition accounting adjustments reflected in the pro forma combined condensed financial statements on the future pre-tax net income of Sandy Spring after the merger.

	Accretion / (Amortization)
	For the Years Ended December 31,
(in thousands)	2025	2026	2027	2028	2029	Thereafter	Total
Loans	185,718	159,187	132,656	106,125	79,593	79,594	742,873
Core Deposit Intangibles	(38,667)	(34,800)	(30,933)	(27,067)	(23,200)	(57,999)	(212,666)
Wealth Intangibles	(5,038)	(5,038)	(5,038)	(5,038)	(5,038)	(40,310)	(65,500)
AFS Investment Securities	30,679	33,747	19,941	13,806	7,670	(13,806)	92,037
HTM Investment Securities	13,861	11,089	8,317	5,544	2,772	—	41,583
Time Deposits	5,000	—	—	—	—	—	5,000
Subordinated Debt	(1,818)	(1,818)	(1,818)	(1,818)	(1,818)	(910)	(10,000)

The actual effect of purchase accounting adjustments on the future pre-tax income of Sandy Spring will differ from these estimates based on the closing date estimates of fair values and, if applicable, the use of different amortization methods than assumed above. Refer to Notes 2 and 3 above for additional information on assumed amortization methods.

Note 6 — Earnings per Share Information

The pro forma weighted average shares calculations have been performed for the year ended December 31, 2024 using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the merger and the forward sale agreement, assuming they occurred, and the forward sale agreement was fully physically settled. As the merger and the forward sale agreement are being reflected as if they had occurred, and the forward sale agreement was fully physically settled, at the beginning of the period presented, the calculation of weighted average shares outstanding for both basic and diluted earnings per share assumes that the shares issuable relating to the merger and the forward sale agreement have been outstanding for the entire periods presented.

For the Year Ended
(Dollars in thousands)	December 31, 2024
Numerator
Pro forma net income - basic and diluted	$218,256
Less: Preferred dividends	$(11,868)
Net earnings allocated to common stock	$206,388
Denominator
Pro forma weighted average share of common stock outstanding - basic	138,049,475
Pro forma basic earnings per share	$1.50
Add: Dilutive effect of stock options and restricted stock	1,902,577
Pro forma weighted average share of common stock outstanding - diluted	139,952,052
Pro forma diluted earnings per share	$1.47